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                                                                    EXHIBIT 99.1


[Letterhead of Hawaiian Airlines, Inc.]



               Hawaiian Airlines Shareholders Approve Investment


  HONOLULU -- At a special meeting of shareholders held today, the shareholders of Hawaiian Airlines, Inc. voted to approve a $20 million equity investment in Hawaiian by Airline Investors Partnership, L.P. (AIP). The investment transaction is expected to close tomorrow, January 31, 1996.

  Shareholders also approved the reelection of five members of Hawaiian's board of directors and the election of six new members. Reelected directors are:
Todd G. Cole, Carol A. Fukunaga, Bruce R. Nobles, Samson Po'omaihealani and David B. Urrea. The new directors are: John W. Adams, Richard F. Conway, Robert
G. Coo, William Boyce Lum, Richard K. Matros and Edward Z. Safady.

  In addition, shareholders approved two other proposals, one to amend one of the articles in the company's Amended Articles of Incorporation to increase the number of authorized shares of Hawaiian Airlines, Inc. Class A Common Stock from 40 million to 60 million shares, and another to delete an article from the company's Amended Articles of Incorporation that, for tax purposes, restricts certain transfers of common stock.


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